SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made and entered into by and between Douglas R. Matthews (“Matthews”) and UNITED STATES STEEL CORPORATION (the “Company”) as of the date of Matthews’ signature set forth below (the “Execution Date”).
1.SEPARATION. Matthews notified the Company that he will retire from all positions, titles, duties, authorities, and responsibilities with, arising out of, or relating to, his employment with the Company on January 31, 2021 (the “Separation Date”).
In addition, Matthews and the Company acknowledge, understand and agree that:

(a)Unless he is terminated for Cause, as defined below, before the Separation Date, all of Matthews’ service, compensation and benefit accruals from the Company and its compensation and benefit plans shall cease as of, but including up through, the Separation Date.

(b)He is entitled to and shall receive accrued and vested benefits based on his service through the Separation Date to the extent provided in accordance with the terms of the following plans as further clarified herein:
(i)    United States Steel Corporation Savings Fund Plan for Salaried Employees
(ii)United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003) (“Qualified Plan”)
(iii)United States Steel Corporation Non Tax-Qualified Pension Plan (“Non-Qualified Plan”)
(iv)United States Steel Corporation Supplemental Thrift Program
(v)United States Steel Corporation Non Tax-Qualified Retirement Account Program
(vi)United States Steel Corporation Supplemental Retirement Account Program
(vii)United States Steel Corporation Executive Management Supplemental Pension Program (“Supplemental Pension Program”), in which he is fully vested

Matthews and the Company further agree that his service at the Kobe/RTI facility in Lorain, Ohio from November 1, 1998 through March 31, 2002, counts as service for eligibility and vesting purposes, but not benefit accrual purposes, under the Qualified Plan.

Pursuant to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), payments under the non-qualified deferred compensation plans (which include (iii)-(vii) above), for which the payment event is a separation of service (within the meaning of such programs) shall be made on the first business day of the seventh month following his separation of service (or, if earlier, the last business day of the calendar month following the month of his death). During this 6-month delay, interest will accrue and be payable in accordance with the terms of the applicable plan.

(c)He is entitled to and shall receive pro-rata vesting of the outstanding RSU grants made under the Company’s long-term incentive program (“LTIP”), calculated in each case as of the Separation Date. As of the Separation Date, Matthews will vest in 27,490 additional RSUs as follows:
(i)    3,099 shares of 2018 RSU Award
(ii)     6,387 shares of 2019 RSU Award
(iii)    18,004 shares of 2020 RSU Award

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In accordance with the terms of the grant agreements, the additional RSUs that vest will not be paid to Matthews until the first business day of the seventh month following his Separation Date.

(d)He is entitled to and shall receive pro-rata vesting of the number of shares or amount of the outstanding Performance Awards granted under the LTIP, calculated in each case as of the Separation Date, and at target the pro-rated amount would be as follows:

(i)    5,240 shares of 2018 TSR Performance Award
(ii)     7,600 shares of 2018 ROCE Performance Award
(iii)    8,917 shares of 2019 TSR Performance Award
(iv)    10,889 shares of 2019 ROCE Performance Award
(v)    17,175 shares of 2020 TSR Performance Award
(vi)    $140,834 of 2020 ROCE Performance Cash Award

The payout for the Performance Awards, if any, will be calculated based on the Company’s achievement of the performance goals as specified in the relevant award agreement. Any such payout will be made following the end of the relevant performance period as provided in the respective award agreement, which for the 2018 Performance Awards would be 2021, for the 2019 Performance Awards would be 2022, and for the 2020 Performance Awards would be 2023. The payout, if any, is typically made in the first quarter of the calendar year following the end of the performance period.
(e)He is fully vested in all options granted under the LTIP and, in accordance with the terms of the applicable grant agreement, he will have until the earlier of the following to exercise any vested options: (i) the expiration of the original exercise period, which is 10 years from the date of grant, or (ii) the third anniversary of the Separation Date for options granted prior to 2017 or the fifth anniversary of the Separation Date for options granted in 2017.

(f)He is entitled to and shall receive payment for (i) all earned but unpaid base salary through his Separation Date and (ii) accrued and unused vacation time as of the Separation Date (which is understood and agreed to be 5 weeks).

(g)He will not receive a payment under the Executive Management Annual Incentive Compensation Program (“AICP”) for calendar year 2020 or any subsequent year.
(h)He is not eligible for and will not receive any benefits under the United States Steel Corporation Supplemental Unemployment Benefit Program for Non-Union Employees or any other severance benefits except as set forth in this Agreement.
(i)Matthews shall continue to be protected and indemnified by the Company against claims by third parties related to his employment under and subject to applicable law, applicable corporate bylaws, and directors and officers (D&O) liability policies.
(j)He is entitled to and shall receive the following payments in accordance with, and subject to, the terms of the letter agreement executed by Matthews on December 21, 2018 (the “2018 Agreement”):
(i)The lump sum value of his benefits under the Qualified Plan and Non-Qualified Plan calculated using a PBGC interest rate at .75% less the lump sum amounts payable in accordance with the terms of such plans at the time of his retirement, plus any tax gross ups on the portion of the payment attributable to the Qualified Plan, in accordance with and as more fully set forth in Section 1(a) of the 2018 Agreement;
(ii)A lump sum payment equal to 4% interest on the lump sum value of his benefits under the Qualified Plan and Non-Qualified Plan from May 1, 2018 through his date of
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retirement, plus any tax gross ups on the portion of the payment attributable to the Qualified Plan, in accordance with and as more fully set forth in Section 1(b) of the 2018 Agreement (and as of the Separation Date, this payment with the tax gross-up is estimated to be $463,595);
(iii)A severance payment of $1,160,000 which is equal to twelve months of his base salary and his target bonus under the AICP, in accordance with and as more fully set forth in Section 6 of the 2018 Agreement; and
(iv)If Matthews elects to continue his healthcare coverage (including family coverage) under the COBRA continuation provisions of the Company’s group health plans following the Separation Date, the Company will reimburse Matthews for a period of up to twelve (12) months for the cost of such coverage, in accordance with and as more fully set forth in Section 6 of the 2018 Agreement.
(k)The payments described in this paragraph 1 above will be subject to all applicable tax and other withholdings and deductions and may be reduced by any FICA taxes required to be withheld under the LTIP.
(l)This Agreement will not affect any rights Matthews may have to receive his vested benefits under the terms of the plans specified in paragraph 1(b), as further clarified or specified in this Agreement.
(m)For purposes of this Agreement, “Cause” shall mean any of the following: (i) the willful and continued failure by Matthews to substantially perform his duties with the Company (other than such failure resulting from his incapacity due to physical or mental illness), (ii) the willful engaging by Matthews in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; (iii) Matthews’ conviction of a felony or misdemeanor which impairs his ability to substantially perform his duties with the Company; or (iv) the material breach by Matthews of the Company’s Code of Ethical Business Conduct. Under this definition of “Cause,” no act or failure to act, on Matthews’ part shall be deemed “willful” unless done, or omitted to be done, by Matthews not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.
2.    CONSIDERATION. Matthews acknowledges, understands and agrees that, unless he executes this Agreement and also executes the General Release attached hereto as Attachment A (herein, the “General Release”) and does not revoke either, the Company is not obligated to pay him the severance payments or benefits listed below in this paragraph 2 (but is still obligated to make all payments and accrued and vested benefits in paragraph 1(b)-(d), (f), (j)(ii)). As consideration for (i) executing this Agreement and (ii) executing and delivering to the Company the General Release as provided herein, and not revoking this Agreement and the General Release in accordance with the terms therein, and abiding by all terms and conditions contained herein, the Company agrees to enhance the terms of the 2018 Agreement described in paragraph 1(j) above, providing Matthews with the following payments, which shall be in lieu of the payments under the 2018 Agreement described in paragraph 1(j) above:
(a)Interest Rate Protection Payment to preserve the difference in lump sum values of the Qualified Plan, the Non-Qualified Plan, and the Supplemental Pension Program resulting from potential increases in the PBGC Interest Rate above 0%. The lump sum value of Matthews’ benefits under the Qualified Plan, the Non-Qualified Plan, and the Supplemental Pension Program is based in part on the interest rate used by the Pension Benefit Guaranty Corporation (“PBGC”) for determining the present value of immediate annuities (the “Immediate Annuity Rate”). To offset the potential loss in the lump sum value of Matthews’ pension in the event of an interest rate higher than 0% being in effect on the Separation Date, Matthews will be entitled to receive a single lump sum cash payment (the “Interest Rate Protection Payment”) equal to the amount, if any, by which (i) his benefits payable in the form of a lump sum under the Qualified Plan, the Non-Qualified Plan, and the Supplemental
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Pension Program calculated on the Separation Date using an Immediate Annuity Rate of 0% exceed (ii) the amount of those benefits payable in the form of a lump sum using the higher applicable interest rate that is in effect on the Separation Date. The Interest Rate Protection Payment will be paid to Matthews in a separate payment from the Company’s general assets and, because it will not be an eligible rollover distribution, the portion of the payment attributable to the Qualified Plan will be grossed up for federal, state, and local income taxes (at the highest marginal individual income tax rates for each). When made, the Interest Rate Protection Payment will be in lieu of the payment under paragraph 1(j)(i) above.

(b)Recognition of Lost Earnings Opportunity. The Company recognizes that Matthews could have elected to retire earlier and receive a lump sum payout of his pension and invest it in an interest-bearing account. Therefore, in consideration of Matthews postponing his retirement, the Company will pay Matthews an additional amount equal to 4% compounded annually on the lump sum payment amount of his benefits under the Qualified Plan and the Non-Qualified Plan. Interest will accrue from May 1, 2018 through the Separation Date. The amount determined under this paragraph will be paid to Matthews from the Company’s general assets and, because it will not be an eligible rollover distribution, the portion of the payment attributable to the Qualified Plan will be grossed up for federal, state, and local income taxes (at the highest marginal individual income tax rate for each). As of the Separation Date, this payment with the tax gross up is estimated to be $463,595. When made, this payment will be in lieu of the payment under paragraph 1(j)(ii) above.

(c)Severance. The Company will pay Matthews a severance payment equal to One Million Six Hundred and Fifty Thousand Dollars ($1,650,000), which, when made, will be in lieu of the payment under paragraph 1(j)(iii) above. This payment will be in lieu of any benefits to which Matthews may otherwise be entitled under the Company’s Supplemental Unemployment Benefit Program or any other severance arrangement or program of the Company, except for the Change in Control Severance Plan lump sum severance payment to the extent it provides for greater benefits. In no event shall there be any duplication of benefits under this severance provision and the Change in Control Severance Plan.

(d)COBRA. If Matthews elects to continue his healthcare coverage (including family coverage) under the COBRA continuation provisions of the Company’s group health plans following the General Release Effective Date, the Company will reimburse Matthews for a period of up to twelve (12) months for the cost of such coverage. No reimbursement will be made for COBRA continuation coverage after the date that Matthews becomes eligible for group health coverage provided by another employer. The reimbursements will be made as soon as administratively practicable after receipt of Matthews’ request for reimbursement with evidence of payment, but in no event later than the end of the year following the end of the year in which the expense was incurred. The Company will treat the reimbursements as taxable income to Matthews to the extent required by law. When made, this payment will be in lieu of the payment under paragraph 1(j)(iv) above.

(e)Outplacement Services. In lieu of reimbursement of executive outplacement services the Company will pay Matthews the total amount of Fifty Thousand Dollars ($50,000). This payment will be in lieu of any outplacement benefits Matthews may be entitled to receive under the Company’s Change in Control Severance Plan.
(f)In the event of Matthews’ death or permanent disability, the payments in paragraphs 2(a) and 2(b) above shall be determined as of his date of death or permanent disability and, together with the severance payment in paragraph 2(c), paid to him or, in the event of death, to his spouse and, if none, to his estate. Matthews will be considered to be permanently disabled for purposes of this Agreement if he qualifies for a Permanent Incapacity Retirement under the Qualified Plan. In addition, in the event of Matthews’ death, his surviving spouse shall be reimbursed by the Company for up to twelve (12) months of the cost of COBRA continuation coverage in accordance with paragraph 2(d), but in no event shall the Company be obligated
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to reimburse Matthews and his spouse for more than twelve (12) months of COBRA coverage in the aggregate.
(g)The payments described in this paragraph 2 above will be subject to all applicable tax and other withholdings and deductions and may be reduced by any FICA taxes required to be withheld under the LTIP. Except for the COBRA reimbursement described in paragraph 2(d), all payments under paragraph 2 of this Agreement will be paid in a lump sum on the first payroll date following the General Release Effective Date and the expiration of its associated revocation period without revocation of the General Release.
(h)Matthews understands, acknowledges and agrees that the payments referenced in this paragraph 2 will not be treated as covered compensation under any of the Company’s compensation, retirement, or benefit programs.

(i)Matthews acknowledges, understands and agrees that, except as otherwise set forth in this Agreement, he will not receive, nor is he entitled to receive, any other consideration, payments, incentive payments, reimbursements, bonuses, stock, stock options, equity interests, or other benefits or compensation of any kind. Matthews also acknowledges that, except as otherwise expressly set forth herein, he is forfeiting, for no consideration other than what is paid or otherwise provided under this Agreement, all of his unvested restricted stock units, performance units, and other equity or incentive-based awards.

3.    RELEASE. In exchange for and in consideration of Matthews’ continued employment with the Company and Matthews’s continued receipt of his base salary and benefits through the Separation Date, and the consideration provided under paragraph 2 of this Agreement, Matthews, on behalf of himself and his agents, representatives, attorneys, heirs, executors, administrators, survivors, trustees, beneficiaries, and assigns (separately and collectively, the “Releasors”), of his own free will and in good faith, completely, irrevocably and unconditionally releases and discharges forever the Company and its successors, assigns, divisions, subsidiaries, related or affiliated companies, past and present officers, directors, shareholders, members, employees, representatives and agents (separately and collectively, the “Releasees”) from all causes of action, claims, charges, demands, costs and expenses for damages which he now has, or may have hereafter, whether known or unknown, whether asserted or not, arising out of or on account of his employment relationship with the Company, or his separation from employment with the Company, or any other transactions, occurrences, acts or omissions or any loss, damage, or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission on the part of the Company, committed or omitted as of the Execution Date (collectively, the “Released Claims”). The Released Claims do not include any claims arising from any acts or omissions on the part of the Company arising after his execution of this Agreement and do not apply to any claim for enforcement of any terms of the Agreement.
The Released Claims include, but are not limited to, any claims of discrimination on any basis, including age, race, color, national origin, religion, sex, gender or gender identity, sexual orientation, veteran’s status, whistleblower status, disability or handicap arising under any federal, state, or local statute, ordinance, order or law, including but not limited to the Age Discrimination in Employment Act (“ADEA”) as applicable, Title VII of the Civil Rights Act of 1964, as amended, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Uniformed Services Employment and Reemployment Rights Act, and the Employee Retirement Income Security Act; any claims under the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Pennsylvania Human Relations Act; the Pennsylvania Whistleblower Law; any claim that the Company breached any contract or promise express or implied, or any term or condition of employment; any claim for wages, benefits, bonus, severance pay or compensation of any kind (except as specifically provided herein); any torts or any claims for promissory estoppel; any claim of wrongful discharge, and/or any other claims under any federal, state or local laws arising out of or related to his employment or separation from employment with the Company. It is expressly understood and agreed that the foregoing is a general release of all claims and rights against the Releasees, except those claims that may not be waived as a matter of law or any claims arising from
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any acts or omissions on the part of the Company arising after his execution of this Agreement and do not apply to any claim for enforcement of any terms of the Agreement.
Matthews also agrees that no sooner than the day after the Separation Date and in any event no later than February 8, 2021 (the “General Release Execution Window”), Matthews will execute and deliver to the Company an additional General Release, in the form attached hereto as Attachment A, that provides the same release of any and all claims and rights against the Releasees. In the event Matthews becomes unable to execute the General Release during the General Release Execution Window due to his death, his permanent disability, or his temporary incapacity, the General Release Execution Window will be extended until March 31, 2021 and the signed General Release will be delivered to the Company within that extended window, as follows: If Matthews recovers from his permanent disability or temporary incapacity on or prior to March 31, 2021, he shall sign and deliver the General Release to the Company on or prior to March 31, 2021. If Matthews is unable to sign the General Release on or prior to March 31, 2021, the following persons are authorized to sign the General Release on Matthews’ behalf on or prior to March 31, 2021 and deliver it to the Company: his spouse, or if she is unable to sign, his estate’s legal representative or such other person as is given a written power of attorney by Matthews or his estate to execute the General Release on his behalf due to his death, permanent disability, or temporary incapacity severe enough to render Matthews incapable of signing and delivering the Agreement. Matthews acknowledges that this Agreement provides him with adequate consideration (including but not limited to the Company’s continuation of his service, compensation and benefit accruals through the Separation Date pursuant to paragraph 1 above) to execute the subsequent General Release.
4.PROCEEDINGS AND COOPERATION. Matthews presently affirms that he has not filed or caused to be filed, and is not presently a party to, any claim against the Releasees with any local, state, or federal court, or any governmental, administrative, investigative, or other agency or board. Furthermore, Matthews also agrees to cooperate with and assist the Company in matters concerning prior business arrangements, investigations, pending litigation or litigation which may arise in the future concerning matters about which he has personal knowledge or which were within the purview of his job responsibilities at the Company. Matthews agrees to reasonably assist in the prosecution or defense of such claims involving the Company, whether or not such claims involve litigation, including giving testimony under oath or affirmation as needed. The Company will reimburse Matthews for any reasonable and documented out of pocket expenses incurred by Matthews in cooperating with the Company and providing assistance in such matters. Unless required by deadlines imposed by a tribunal, such cooperation shall be scheduled with due regard for Matthews’ then existing professional and personal commitments.
5.REPRESENTATIONS. Matthews represents that: (i) the Company does not owe him any compensation, wages, vacation, incentive pay, commissions, bonuses, expense reimbursements or other amounts, other than that specifically provided for in this Agreement; (ii) he has been granted all leaves of absences to which he is entitled; (iii) he has reported to the Company any and all work-related injuries that he has suffered or sustained during his employment with the Company up to the Execution Date; (iv) Matthews is not aware of any factual basis that would provide the Company with “cause” within the meaning of any Company plan or equity-based award agreement with him; (v) in connection with any matter involving or concerning any governmental regulatory, or enforcement authority or agency, he is not aware of any factual or legal basis for any legitimate claim that the Company or any of its affiliated entities is in violation of any international, federal, state or local law, rule or regulation.
6.NON-DISPARAGEMENT. Matthews agrees to refrain from making, whether verbally or in writing, any denigrating, disparaging, defamatory or slanderous comments, references or characterizations concerning the Company and/or its former or current officers, directors, employees, independent contractors, agents, products or services. Matthews further agrees that he shall not provide any information, make any statements or take any action that would cause the Company, its directors, officers, employees, agents and/or independent contractors embarrassment or humiliation or otherwise cause or contribute to the Company’s being held in disrepute. Matthews understands that nothing in this Agreement, including but not limited to this paragraph 6, is intended to prevent him from making truthful statements to a federal, state, or local government agency, or in any legal,
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administrative, or arbitration proceeding or as otherwise required by law (collectively, “Proceedings”), and this paragraph 6 shall not apply to any truthful statements or to any testimony made by Matthews under oath or affirmation before any such forum.
7.NON-COMPETITION AND NON-SOLICITATION. Matthews agrees that for a period of twelve (12) months immediately following the Separation Date, he shall not, unless acting pursuant to the prior written consent of the Company’s President & Chief Executive Officer, directly or indirectly (a) own, manage, operate, finance, join, control or participate in the ownership, operation, management, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any Competing Business, or (b) solicit or divert to any Competing Business any individual or entity which is then a customer, or was a customer of the Company at any time during the twelve (12) months preceding the Separation Date, or (c) employ, attempt to employ, solicit or assist any business or enterprise in employing any employee of the Company or advise or recommend to any other person or entity that he or it employ or solicit for employment any employee of the Company. Notwithstanding the foregoing, ownership of one percent (1%) or less of any class of outstanding securities of a Competing Business shall not be deemed a violation of this paragraph. The term “Competing Business” shall mean an integrated steel manufacturer within any state of the United States, the District of Columbia, Slovakia, France or Germany. In the event that the provisions of this paragraph should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law. Matthews acknowledges the reasonableness of the duration and scope of these non-competition and non-solicitation periods and agrees that he would be able to obtain employment and will remain able to obtain employment other than as limited herein.
8.PROTECTION OF COMPANY INFORMATION. Matthews acknowledges that he received and was provided valuable non-public information obtained, possessed or developed by the Company in the ordinary course of its business and that the protection of such “Confidential Information” is of vital importance to the Company’s business and interests. All such Confidential Information, whether written or not and whether marked as confidential or not, is presumed to be confidential. Examples of Confidential Information include, but are not limited to, non-public information concerning the Company’s employees, directors, officers, customers, suppliers, prices, sales techniques, estimating and pricing systems, international trade strategy and plans, business and operational strategy, internal cost controls, production processes and methods, employment practices, product planning and development programs, possible divestitures and acquisitions, marketing plans, product information, inventions, blueprints and sketches, technical and business concepts, training programs, legal, compliance and regulatory matters, regardless of whether devised, developed, produced, worked on, or invented in whole or in part by himself or others, and whether or not copyrightable, trademarkable, licensable, or reduced to practice. Matthews acknowledges and agrees that as an employee of the Company, he has been under a legal obligation to respect and protect such Confidential Information. Matthews agrees that he will not, directly or indirectly, at any time or in any manner whatsoever, use any such Confidential Information for his personal use or advantage, or disclose or make such Confidential Information available to others, regardless of how or when he came into possession of such Confidential Information. Subject to the Provision of paragraph 7 (Non-Competition and Non-Solicitation), nothing herein prevents Matthews from using his general knowledge, skill, and experience in gainful employment by a third party after his employment with the Company.
Matthews represents that he has not, and will not, download, transfer, or take with him any Confidential Information or other Company property, documents, data or information. To the extent he has not done so prior to the Separation Date, Matthews agrees to immediately return to the Company all Confidential Information and all Company property, documents, data and other information, including but not limited to computers, electronic equipment, cell phones, badges, credit cards, which are or have been in his possession or control, whether or not they contain Confidential Information or relate to the Company’s business.
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Matthews understands that pursuant to 18 U.S.C. § 1833(b), an individual will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Additionally, an individual suing an employer for retaliation for reporting a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, provided the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
9.GOVERNMENT INVESTIGATIONS. Matthews understands that nothing in this agreement shall be construed to prohibit him from reporting conduct to, providing truthful information to or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization, it being the intent of the Parties that Matthews shall not be impeded by paragraph 6 of this Agreement or any other provision from fully providing information, statements or testimony under oath or affirmation in any Proceeding under paragraph 6 or this paragraph 9.
10. REMEDIES. Matthews understands the provisions in the above paragraphs are material to this Agreement, material violation of which would constitute breach of this Agreement subject to the remedies set forth in this paragraph 10. If Matthews fails to comply with the obligations in paragraphs 3, 5, or 7, or materially fails to comply with the obligations in paragraphs 4, 6, or 8 under this Agreement, Matthews shall forfeit, if not yet made, or the Company shall be entitled to cease paying or providing if payment has begun, or if paid the Company shall be entitled to require Matthews to return any amounts (net of federal, state, or local taxes) specified in paragraph 2 (Consideration) of this Agreement, except for (i) the payment described in paragraph 2(a) to the extent it does not exceed the payment that would have been made under paragraph 1(j)(i), (ii) the payment described in paragraph 2(b), and (iii) the payment described in paragraph 2(e), which shall serve as consideration for the Release in paragraph 3. In addition, in the event of a breach or threatened breach by Matthews of paragraph 7 (Non-Competition and Non-Solicitation) or a material breach or a material threatened breach by Matthews of any of the provisions of paragraphs 6 (Non-disparagement) or 8 (Protection of Company Information), the Company, in addition and supplementary to other rights and remedies existing in its (or their) favor, shall be entitled to specific performance of each of such paragraphs, including temporary, preliminary and/or permanent injunctive or other equitable relief from a court of competent jurisdiction in order to stop and/or prevent any violations of the provisions hereof (without posting a bond or other security), and shall also be entitled to require Matthews to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein. In addition, in the event of an alleged breach or violation by Matthews of paragraph 7 (Non-Competition and Non-Solicitation) of this Agreement, the restricted periods set forth therein shall be tolled until such breach or violation has been duly cured.
11.ADEA. With specific regard to this Agreement, Matthews understands and acknowledges that:
(a)This Agreement constitutes an enforceable contract, and by signing this Agreement, he is waiving rights that he may have against the Releasees as of the Execution Date, including claims under the Age Discrimination in Employment Act (“ADEA”) as applicable, as well as other federal, state and local laws, based on his employment or separation from employment with the Company;
(b)He understands that he is not releasing any claims that may arise after the Effective Date (as defined in paragraph 16 below);
(c)He is receiving, in exchange for this Agreement, valuable consideration in addition to anything of value to which he is already entitled;
(d)The Company has advised him to consult with an attorney prior to executing this Agreement;
(e)He has a period of 21 calendar days from the date he receives this Agreement, or so much of such 21-day period as he cares to utilize, to review, consider and sign this Agreement;
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(f)He may revoke this Agreement at any time within seven (7) calendar days after the Execution Date by delivering a written notice of revocation to the Company’s General Counsel;
(g)If he does not execute and deliver this Agreement within the 21-day period referenced in (e) above, or if he revokes this Agreement after signing it within the 7-day period referenced in (f) above, he will be ineligible to receive any of the consideration under this Agreement; and
(h)The Company’s obligation to provide the consideration under this Agreement is contingent upon (i) his execution of this Agreement and the expiration of the associated revocation period without his revocation of the Agreement, and (ii) his execution of the General Release (pursuant to paragraph 3 above) and the expiration of the associated revocation period without revocation of the General Release.
12.REASONABLE BEST EFFORTS; CAUSE. In consideration for this Agreement, Matthews agrees to use his reasonable best efforts in performing his duties for the Company through the Separation Date. In addition, Matthews agrees to continue to comply with all applicable policies and procedures, including the Company’s Code of Ethical Business Conduct. Upon Matthews entering into this Agreement, this Agreement may only be terminated by the Company for Cause as defined in paragraph 1(m) above.
13.NO ADMISSION. Matthews acknowledges that nothing in this Agreement constitutes an admission by the Company of any liability or of any violation of any applicable law or regulation.
14.MODIFICATION. The provisions of this Agreement may not be modified by any subsequent agreement unless specifically approved in writing that is executed by the Company’s General Counsel.
15.SEVERABILITY. Except as stated below with respect to the Release set forth in paragraph 3 and the General Release, each provision of this Agreement shall be enforceable independently of every other provision. If one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect or impair any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein. To the extent that Matthews or any of the Releasors bring or raise an action, claim, defense, or proceeding pursuant to which the Release set forth in paragraph 3 above or the General Release is deemed to be illegal, invalid, or unenforceable, the Company shall not be obligated to honor any of the terms set forth herein and Matthews agrees to immediately return any amounts (net of federal, state, or local taxes) paid to Matthews by the Company pursuant to paragraph 2 (Consideration) of this Agreement, to the maximum extent permitted by applicable law, in accordance with the terms of paragraph 10 (second sentence).
16.EFFECTIVE DATE. The “Effective Date” of this Agreement shall be the date that Matthews signs this Agreement, as reflected in the signature block hereto, unless timely revoked in accordance with the provisions of paragraph 11(f) above. The “General Release Effective Date” shall be the date that Matthews timely executes and delivers the General Release, as reflected in the signature block thereto, unless timely revoked in accordance with the provisions thereof.
17.GOVERNING LAW; VENUE. This Agreement, and any disputes arising from, relating to or touching upon the Agreement shall be construed under and governed by the laws of the Commonwealth of Pennsylvania except to the extent preempted by federal law and the venue for any such dispute shall be exclusively in the State or Federal Courts located in Allegheny County, Pennsylvania.
18.ENTIRE AGREEMENT. Matthews and the Company acknowledge that, in addition to the consideration provided in paragraph 2 herein, this Agreement accounts for and has specifically identified, and has incorporated or referenced, all compensation and benefit entitlements that Matthews would be entitled to in the absence of this Agreement. This Agreement constitutes the entire agreement between Matthews and the Company relating to the payments made hereunder and Matthews’ separation from the Company; this Agreement has been executed based upon the terms set forth herein. Except for the plan documents referenced in paragraphs 1(b)-(e), and applicable corporate bylaws and D&O policies referenced in paragraph 1(i) (the “Referenced Plans”), neither
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Matthews nor the Company have relied on any prior agreement or representation, whether oral or written, which is not set forth in this Agreement; except for the Referenced Plans, no prior agreement, whether oral or written, including but not limited to the 2018 Agreement, shall have any effect on the terms and provisions of this Agreement, with this Agreement having incorporated or referenced all necessary terms and provisions from any prior agreement(s); and except for the Referenced Plans all prior agreements, whether oral or written, including but not limited to the 2018 Agreement, relating to the subject matter hereof are expressly superseded and/or revoked by this Agreement on the Separation Date. By executing and not revoking this Agreement, Matthews agrees that the 2018 Agreement has been entirely replaced by this Agreement.
19.SECTION 409A. Notwithstanding anything set forth in this Agreement, no amount payable pursuant to or as provided in this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code shall be paid unless and until Matthews has incurred a “separation from service” to the extent required to avoid adverse income tax consequences under Section 409A. Further, to the extent that Matthews is a “specified employee” within the meaning of Section 409A as of the date of Matthews’ separation from service, no amount which constitutes nonqualified deferred compensation which is payable on account of Matthews’s separation from service shall be paid to Matthews before the date which is the first day of the seventh month after the date of Matthews’s separation from service or, if earlier, the date of Matthews’s death following such separation from service. The reimbursement of expenses or in-kind benefits, if any, provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s policies, but in no event later than the end of the year following the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
20.CONSTRUCTION. No provision or construction of this Agreement shall be interpreted or construed against any party because that party or its legal representative drafted that provision. The captions and headings of the paragraphs of this Agreement are for convenience only and are not to be considered in construing this Agreement. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole; (b) references to one gender include all genders; (c) “or” has the inclusive meaning frequently identified with the phrase “and/or”; (d) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” (e) references to “hereunder,” “herein” or “hereof” relate this Agreement as a whole, and (f) the terms “dollars” and “$” refer to United States dollars. Paragraph, subparagraph, exhibit and schedule references are to this Agreement as originally executed unless otherwise specified. Any reference herein to any statute, rule, regulation, or Agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or agreement as it may be modified, varied, amended or supplemented from time to time. Any reference herein to any person shall be deemed to include the heirs, personal representatives, successors and permitted assigns of such person.
21.ASSIGNABILITY; BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, beneficiaries, and permitted assigns. No obligations of Matthews under this Agreement may be assigned or transferred by Matthews. In the event of Matthews’ death, the payments provided for in this Agreement will be made to his spouse and, if none, to his estate, unless a different beneficiary has been designated by Matthews under an applicable plan or benefit.
22.COUNTERPARTS. This Agreement and the General Release may be executed and delivered in two or more counterparts and by facsimile or email (including PDF copies) showing the signatures of each applicable party, each of which shall be deemed an original, but all of which shall constitute one and the same written Agreement. This Agreement may be signed by ink or electronically through either of the two following measures: 1) preceded by an “s/” typed in the space where the signature would otherwise appear (ex: s/ Thomas Smith); or 2) through Adobe Sign or similar electronic software.  The facsimile, PDF, or electronically signed documents shall be deemed an original and legally binding signature.
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23.VOLUNTARY EXECUTION. After utilizing as much of the 21-day period above as he deems necessary to consider this matter, and after consulting with an attorney if he so elected, Matthews has freely executed and delivered this Agreement so as to secure the consideration provided hereunder.
Matthews and the Company have read and understand the provisions set forth above and agree to be legally bound by this Agreement.

_________________________________        Date: ________________
Douglas R. Matthews

For the Company:

____________________________________    Date: __________________
Duane D. Holloway
Senior Vice President, General Counsel, and
Chief Ethics & Compliance Officer

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Attachment A
General Release
In exchange for good and valuable consideration as described in Paragraph 2 (Consideration) of that certain Separation Agreement and Release (“Agreement”) entered into between Douglas R. Matthews (“Matthews”) and United States Steel Corporation (the “Company”) to which this Attachment A is attached, Matthews on behalf of himself and his agents, representatives, attorneys, heirs, executors, administrators, survivors, trustees, beneficiaries, and assigns (separately and collectively, the “Releasors”), of his own free will and in good faith, completely, irrevocably and unconditionally releases and discharges forever the Company and its successors, assigns, divisions, subsidiaries, related or affiliated companies, past and present officers, directors, shareholders, members, employees, representatives and agents (separately and collectively, “Releasees”) from all causes of action, claims, charges, demands, costs and expenses for damages which he now has, or may have hereafter, whether known or unknown, whether asserted or not, arising out of or on account of his employment relationship with the Company, or his separation from employment with the Company, or any other transactions, occurrences, acts or omissions or any loss, damage, or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission on the part of the Company, committed or omitted as of the date of his execution and delivery of this General Release (the “General Release Execution Date”) (collectively, the “Released Claims”). The Released Claims do not include any claims arising from any acts or omissions on the part of the Company arising after his execution of this General Release and do not apply to any claim for enforcement of any terms of the Agreement.
The Released Claims include, but are not limited to, any claims of discrimination on any basis, including age, race, color, national origin, religion, sex, gender or gender identity, sexual orientation, veteran’s status, whistleblower status, disability or handicap arising under any federal, state, or local statute, ordinance, order or law, including but not limited to the Age Discrimination in Employment Act (“ADEA”) as applicable, Title VII of the Civil Rights Act of 1964, as amended, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Uniformed Services Employment and Reemployment Rights Act, and the Employee Retirement Income Security Act; any claims under the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Pennsylvania Human Relations Act; the Pennsylvania Whistleblower Law; any claim that the Company breached any contract or promise express or implied, or any term or condition of employment; any claim for wages, benefits, bonus, severance pay or compensation of any kind (except as specifically provided in the Agreement); any torts or any claims for promissory estoppel; any claim of wrongful discharge, and/or any other claims under any federal, state or local laws arising out of or related to his employment or separation from employment with the Company. It is expressly understood and agreed that the foregoing is a general release of all claims and rights against the Releasees, except those claims that may not be waived as a matter of law or any claims arising from any acts or omissions on the part of the Company arising after his execution of this General Release and do not apply to any claim for enforcement of any terms of the Agreement.
ADEA. With specific regard to this General Release, Matthews understands and acknowledges that:
(a)This General Release constitutes an enforceable contract, and by signing this General Release, he is waiving rights that he may have against the Releasees as of the General Release Execution Date, including claims under the Age Discrimination in Employment Act (“ADEA”) as applicable, as well as other federal, state and local laws, based on his employment or separation from employment with the Company;
(b)He understands that he is not releasing any claims that may arise after the General Release Execution Date;
(c)He is receiving, in exchange for this General Release, valuable consideration in addition to anything of value to which he is already entitled;
(d)The Company has advised him to consult with an attorney prior to executing this General Release;
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(e)He has had a period of more than 21 calendar days from the date he received this General Release, or so much of such period as he cares to utilize, to review, consider, and sign this General Release;
(f)He may revoke this General Release at any time within seven (7) calendar days of the General Release Execution Date by delivering a written notice of revocation to the Company’s General Counsel;
(g)If the General Release is not executed and delivered within the General Release Execution Window defined in paragraph 3 of the Agreement, and in the manner required therein, or if the General Release is revoked after it is signed, he will be ineligible to receive the consideration set forth in paragraph 2 of this Agreement;
(h)The Company’s obligation to provide the consideration under the Agreement is contingent upon execution of this General Release and the expiration of the revocation period without revocation of the General Release.
GENERAL RELEASE EXECUTION DATE. The General Release must be executed within the General Release Execution Window defined and in the manner set forth in paragraph 3 of the Agreement.
All terms and conditions in the Agreement continue to remain in full effect.
VOLUNTARY EXECUTION. After utilizing as much of the 21-day period above as he deems necessary to consider this matter, and after consulting with an attorney if he so elected, Matthews has freely executed this General Release so as to secure the consideration provided hereunder.
Matthews has read and understands the provisions set forth above and agree to be legally bound by this General Release.

_________________________________        Date: ________________
Douglas R. Matthews

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